Exhibit 10.1

Lease Agreement – Essener Bogen 7

Since January 1 2011, Evotec AG (the “Company”) has rented office and laboratory space located at Essener Bogen 7 in Hamburg, Germany. The current monthly gross rent amounts to EUR 164,266.34, including ancillary costs of EUR 7,000. The landlord for the property is EuroCore Magnet S.à r.l (the “Landlord”). To date, the lease has been amended eight times.

The rental property features 11,000 square meters of office and laboratory space. Pursuant to the terms of the lease, the Company is permitted to sublet the rental space without the consent of the Landlord. As part of the eighth amendment to the lease made in September 2020, the Company agreed to a new fixed term of 15 years (with the first 18 months of such term to be rent free) and two extension options, in each case, for up to five years. The new lease term will commence with the start of the term of a second lease entered into between the Landlord and the Company, for a neighboring property that is currently under construction. The extension option can only be exercised simultaneously for both properties.

The lease provides for statutorily mandated extraordinary termination rights as well as provisions that allow the Landlord to terminate the lease if the Company fails to comply with its contractual obligations without timely cure [despite notice] or if the Company repeatedly fails to pay rent in a timely manner.

The Company is obliged to perform certain structural alterations in the rented property at the beginning of the rental period. The costs of these measures were subsidized by the Landlord up to an aggregate amount of EUR 1,500,000 and only have to be repaid proportionately if the lease is terminated prior to December 31, 2022. As security for the repayment obligation, the Company provided to the Landlord an unconditional guarantee from an approved credit institution in the amount of EUR 1,850,000.

Any further structural changes require the Landlord’s prior approval and are to be paid for by the Company. At the Landlord’s request, such changes shall be removed at the Company’s expense upon termination of the lease agreement. In addition, all movable laboratory equipment must be removed.

The Company has provided a rental security for all obligations under the lease agreement in the amount of three months’ net rent by pledging a savings account held with Hamburger Sparkasse.